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                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                       OF
                      DEAN WITTER "COMPETITIVE EDGE" FUND

    WHEREAS, Dean Witter "Competitive Edge" Fund (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

    WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Trustees have determined that there is a reasonable likelihood that adoption of the Plan of Distribution will benefit the Fund and its shareholders; and

    WHEREAS, the Fund is authorized to issue shares of beneficial interest in separate portfolios ("Portfolio" or "Portfolios") with each such Portfolio representing interests in a separate portfolio of securities and other assets; and

    WHEREAS, the Fund and Dean Witter Distributors Inc. (the "Distributor") have entered into a separate Distribution Agreement as of November 6, 1997, pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

    NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions with respect to the Class A, Class B and Class C shares of each Portfolio of the Fund:

    1(a)(i). With respect to Class A and Class C shares of each Portfolio of the Fund, the Distributor hereby undertakes to directly bear all costs of rendering the services to be performed by it under this Plan and under the Distribution Agreement, except for those specific expenses that the Trustees determine to reimburse as hereinafter set forth.

    1(a)(ii). The Fund is hereby authorized to reimburse the Distributor, Dean Witter Reynolds Inc. ("DWR"), its affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of Class A and Class C shares of each Portfolio of the Fund. Reimbursement will be made through payments at the end of each month. The amount of each monthly payment may in no event exceed an amount equal to a payment at the annual rate of 0.25%, in the case of Class A, and 1.0%, in the case of Class C, of the average net assets of the respective Class of each Portfolio during the month. With respect to Class A, in the case of all expenses other than expenses representing the service fee and, with respect to Class C, in the case of all expenses other than expenses representing a gross sales credit or a residual to account executives, such amounts shall be determined at the beginning of each calendar quarter by the Trustees, including a majority of the Trustees who are not "interested persons" of the Fund, as defined in the Act. Expenses representing the service fee (for Class A) or a gross sales credit or a residual to account executives (for Class
C) may be reimbursed without prior determination. In the event that the Distributor proposes that monies shall be reimbursed for other than such expenses, then in making the quarterly determinations of the amounts that may be expended by each Portfolio of the Fund, the Distributor shall provide, and the Trustees shall review, a quarterly budget of projected distribution expenses to be incurred by the Distributor, DWR, its affiliates or other broker-dealers on behalf of each Portfolio of the Fund together with a report explaining the purposes and anticipated benefits of incurring such expenses. The Trustees shall determine the particular expenses, and the portion thereof that may be borne by each Portfolio of the Fund, and in making such determination shall consider the scope of the Distributor's commitment to promoting the distribution of each Portfolio's Class A and Class C shares directly or through DWR, its affiliates or other broker-dealers.

    1(a)(iii). If, as of the end of any calendar year, the actual expenses incurred by the Distributor, DWR, its affiliates and other broker-dealers on behalf of Class A or Class C shares of each Portfolio of the Fund (including accrued expenses and amounts reserved for incentive compensation and bonuses) are less than the amount of payments made by such Class pursuant to this Plan, the Distributor shall promptly make appropriate reimbursement to the appropriate Class. If, however, as of the end of any calendar year, the actual expenses (other than expenses representing a gross sales credit) of the Distributor, DWR, its affiliates and other broker-dealers are greater than the amount of payments made by Class A or Class C shares of each Portfolio of the Fund pursuant to this Plan, such Class will not reimburse the Distributor,
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DWR, its affiliates or other broker-dealers for such expenses through payments accrued pursuant to this Plan in the subsequent fiscal year. Expenses representing a gross sales credit may be reimbursed in the subsequent calendar year.

    1(b). With respect to Class B shares of each Portfolio of the Fund, such Portfolio shall pay to the Distributor, as the distributor of securities of which the Fund is the issuer, compensation for distribution of its Class B shares at the rate of 1.0% per annum of the average daily net assets of Class B of such Portfolio. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

    The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to DWR, its affiliates or other broker-dealers who provide distribution and shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Rules of the Association of the National Association of Securities Dealers, Inc.

    2. With respect to expenses incurred by each Class of each Portfolio, the amount set forth in paragraph 1 of this Plan shall be paid for services of the Distributor, DWR its affiliates and other broker-dealers it may select in connection with the distribution of each Portfolio of the Fund's shares, including personal services to shareholders with respect to their holdings of Fund shares, and may be spent by the Distributor, DWR, its affiliates and such broker-dealers on any activities or expenses related to the distribution of each Portfolio of the Fund's shares or services to shareholders, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, DWR, its affiliates or other broker-dealers; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and, with respect to Class B of each Portfolio, opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor, DWR, its affiliates or other broker-dealers over distribution revenues received by them, such excess being hereinafter referred to as "carryover expenses"). The overhead and other branch office distribution-related expenses referred to in this paragraph 2 may include: (a) the expenses operating the branch offices of the Distributor or other broker-dealers, including DWR, in connection with the sale of the Fund shares, including lease costs, the salaries and employee benefits of operations and sales support personnel, utility costs, communications costs and the costs of stationery and supplies; (b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales. Payments may also be made with respect to distribution expenses incurred in connection with the distribution of shares, including personal services to shareholders with respect to holdings of such shares, of an investment company whose assets are acquired by the Fund in a tax-free reorganization. It is contemplated that, with respect to Class A shares of each Portfolio, the entire fee set forth in paragraph 1(a) will be characterized as a service fee within the meaning of the National Association of Securities Dealers, Inc. guidelines and that, with respect to Class B and Class C shares of each Portfolio, payments at the annual rate of 0.25% will be so characterized.

    3. This Plan shall not take effect with respect to any particular Class or Portfolio until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

    4. This Plan shall continue in effect with respect to each Class and Portfolio until April 30, 1998, and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

    5. The Distributor shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were

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made. In this regard, the Trustees shall request the Distributor to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required by paragraph 4 hereof.

    6. This Plan may be terminated at any time with respect to a Class of any Portfolio by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of such Class. The Plan may remain in effect with the respect to a particular Class of any Portfolio, even if the Plan has been terminated in accordance with this paragraph 6 with respect to any other Class of any Portfolio. In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor, DWR, its affiliates or other broker-dealers in excess of payments made by the Fund pursuant to this Plan. However, with respect to Class B of any Portfolio, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

    7. This Plan may not be amended with respect to any Class of any Portfolio to increase materially the amount each Class of any Portfolio may spend for distribution provided in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of that Class, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 3 hereof. Class B shares of each Portfolio will have the right to vote on any material increase in the fee set forth in paragraph 1(a) above affecting Class A shares.

    8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

    9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

    10. The Declaration of Trust establishing Dean Witter "Competitive Edge" Fund, dated October 16, 1997, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter "Competitive Edge" Fund refers to the Trustees under the Declaration collectively as Trustees but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter "Competitive Edge" Fund shall be held to any personal liability, nor shall resort be had to their private property for this satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter "Competitive Edge" Fund, but the Trust Estate only shall be liable.

    IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan of Distribution as of the day and year set forth below in New York, New York.

Date:  November 6, 1997

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
Attest:                                        DEAN WITTER "COMPETITIVE EDGE" FUND

 .............................................  By:  ........................................

Attest:                                        DEAN WITTER DISTRIBUTORS INC.

 .............................................  By:  ........................................
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